Exhibit 99
NOVEMBER 7, 2008
Press Release: Cortland Bancorp Reports Third Quarter Earnings
Cortland Bancorp reported, today, that the Company earned $1.078 million or $0.25 per share during the third quarter of 2008 compared with earnings of $1.075 million or $0.24 per share for the same quarter a year ago. The Company’s third quarter earnings exceed earnings of $1.034 million, or $0.23 per share, and $805 thousand, or $0.19 per share, reported for the previous two quarters ended March 31, 2008 and June 30, 2008, respectively. Quarterly cash dividends were $0.22 per share and remained unchanged from the three previous quarterly dividend periods.
For the nine month period ended September 30, 2008, Lawrence A. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp, reported that the Company earned $2.917 million as compared to the $3.234 million earned for the same nine month period a year ago. The decline primarily reflected increased provisions for loan losses. Earnings per share registered at $0.66 compared to earnings of $0.71 per share for the same nine month period in 2007.
The Company’s total assets at September 30, 2008 were $488.6 million compared to $498.7 million at the same quarter in 2007. Net loans of $229.1 million at September 30, 2008 represent an increase of more than 4% from the net loan balance of $218.9 million recorded at September 30, 2007. Total deposits at September 30, 2008 were $360.8 million compared to $372.5 million in total deposits recorded at the same nine month period in 2007, as the Company reduced its reliance on more expensive certificates of deposit.
As of September 30, 2008, the aggregate balance of problem loans accounted for on a non accrual basis totaled $1.944 million compared to $2.818 million at the same time in 2007. These amounts represent a ratio of non accrual loans to total loans of 0.84% at September 30, 2008, an improvement from a non accrual ratio of 1.28% at September 30, 2007.
Also, as of September 30, 2008, the recorded investment in impaired loans was $1.479 million with a related reserve of $642 thousand, resulting in a net balance of $837 thousand. The Company considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to contractual terms. The recorded investment in impaired loans, net of related reserve, was $1.178 million at September 30, 2007.
The allowance for loan loss was $1.595 million at September 30, 2008 as compared to $1.744 million at the same nine month period ended in 2007. As of September 30, 2008 the allowance for loan loss as a ratio to total loans was 0.69%, reflecting a moderate decrease from the allowance for loan loss ratio of 0.79% reported at September 30, 2007. The amount of loans charged-off and deemed uncollectible by management, net of recoveries of previously charged-off loans, totaled $521 thousand at September 30, 2008 compared to $467 thousand for the nine month period ended September 30, 2007. Provisions for loan losses of $105 thousand were recorded during the third quarter of 2008. In total, $495 thousand in provisions for loan loss have been recorded through the nine month period ended September 30, 2008. There were no provisions for loan loss required for the similar nine month period of 2007.
Charge-offs of specific problem loans, as well as for smaller balance homogeneous loans, are recorded periodically during the year. The number of loan accounts and the amount of charge offs associated with account balances vary from period to period as collection efforts continue until loans are deemed uncollectible by management. The balance of the allowance for loan loss and provisions to the loan loss allowance are based on an assessment of the risk of loss and the amount of loss on loans within the loan portfolio.
During the first nine months of 2008, the amount charged to operations as a provision for loan loss was increased to account for the increase in charge-offs against the allowance, as well as an increase in loan balances recorded in the portfolio, expected losses on specific problem loans, and qualitative factors specific to the local economy and industries operating in the local market. The Company has allocated a portion of the allowance for a number of specific problem loans through the first nine months of 2008, but has not experienced significant deterioration in any particular loan type, including either the residential real estate portfolio or the commercial loan portfolio, as has been reported by various peer financial institutions. Accordingly, the Company has not added any special provision for loss to any particular loan type.

Mr. Fantauzzi noted that quarterly comparisons and overall financial results for the first nine months of 2008 reflect an increase in occupancy and depreciable expenses associated with the renovation and opening of a new full service office located and leased in Middlefield, Ohio in May of 2008, and a newly constructed free-standing office in Brookfield, Ohio opened in June of 2008, replacing an older office under lease in the same community since 1963. Additional costs associated with the Company’s Strategic Growth Plan, including personnel, educational training, new information system software licensing costs and related maintenance expense contributed to an approximate 3% overall increase in non interest expenses during the first nine months of 2008 as compared to the same period in 2007.
The Company’s Board of Directors approved a Stock Repurchase program in February of 2007 which permitted the Company to initially repurchase 100,000 shares of its outstanding common shares in the over-the-counter market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The Board of Directors authorized the repurchase of an additional 100,000 shares of its outstanding common stock in August 2007 and again in November 2007. The repurchase program will terminate either on February 28, 2009 or upon the purchase of the full 300,000 shares approved for repurchase, if earlier. Under the program, the Company repurchased 205,986 shares in 2007 and 51,817 shares in 2008, for a total of 257,803 shares. Based on the price of the Company’s stock at September 30, 2008, the commitment to repurchase the remaining 42,197 shares of stock was valued at approximately $0.5 million. Shares of the Company’s common stock trade in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.
In assessing the crisis affecting the banking system and financial markets, Mr. Fantauzzi noted that the Company has no exposure to either Freddie Mac or Fannie Mae preferred or common stock that would require recognition of a loss for other than temporary impairment of those assets. He also indicated that the Company was not active in the subprime mortgage arena, and as such has no asset impairment issues relative to subprime mortgage lending. “The Company meets and exceeds all capital adequacy requirements to which it was subject as of September 30, 2008, and is considered well capitalized based upon existing regulatory capital ratio requirements,” noted Mr. Fantauzzi.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through fourteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula and Geauga in northeastern Ohio.